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                                                                    Exhibit 99.1
                                                                   Press Release


            NCH CORPORATION ANNOUNCES RECEIPT OF BUY-OUT PROPOSAL

FOR IMMEDIATE RELEASE

      Dallas, Texas, October 1, 2001 -- NCH Corporation (NYSE-NCH) announced today that its Board of Directors has received a buy-out proposal from Irvin Levy, NCH's President and Chairman, and his brother Lester Levy on behalf of certain members of the Levy family who currently own approximately 57% of NCH's stock. Under the proposal, as set forth in a letter to NCH's board of directors, the Levy family would acquire the shares of NCH common stock not currently owned by them for $47.50 per share, which represents a 23.1% premium over the closing price on the New York Stock Exchange on September 27, 2001. In their letter to the NCH board, the Levy's indicated that members of the family had no interest in selling their common stock in NCH other than approximately 230,000 shares that may be sold by family members. The board has appointed a committee of independent directors to consider the proposal. The proposal is subject to the execution of definitive merger and financing agreements and any necessary regulatory approvals. NCH's Board of Directors noted that no assurance could be given as to whether any transaction will occur or as to the timing or terms of any transaction.

      The Levy family has retained Deutsche Banc Alex Brown Inc. and Debevoise & Plimpton, as investment bankers and legal counsel, respectively, to advise them in connection with this matter.

      NCH Corporation is a worldwide manufacturer and distributor of maintenance, repair and supply products, including chemical specialties, fasteners, welding alloys, and plumbing parts. NCH Corporation has its world headquarters and domestic administrative center in Irving, Texas and has manufacturing and other facilities in the US, Canada, Europe, Latin America and the Far East.

A MERGER OR TENDER OFFER FOR THE OUTSTANDING SHARES OF NCH CORPORATION COMMON STOCK HAS NOT YET COMMENCED. IF A MERGER OR TENDER OFFER COMMENCES, EACH SECURITY HOLDER OF NCH CORPORATION SHOULD READ THE PROXY STATEMENT OR TENDER OFFER STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER OR TENDER OFFER. ONCE A FILING IS MADE, SECURITY HOLDERS OF NCH CORPORATION CAN OBTAIN THE PROXY STATEMENT OR TENDER OFFER STATEMENT AND OTHER DOCUMENTS THAT ARE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR FREE ON THE SECURITIES AND EXCHANGE COMMISSION'S WEB SITE AT HTTP://WWW.SEC.GOV.



FORWARD-LOOKING STATEMENTS

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding NCH's expectations, hopes, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this document are based on information available to NCH on the date hereof, and NCH assumes no obligation to update any such forward-looking statement. It is important to note that NCH's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially from those projected include, among others, its customer concentration; seasonality; cyclicality; fluctuation of price of raw materials; risk of business interruption; dependence on key personnel; control by existing stockholders; government regulation; shares eligible for future sale; dilution; and possible volatility of stock price. Prospective purchasers of the Common Stock should consult the risk factors listed from time to time in NCH's Reports on Form 10-Q, 8-K, 10-K, and Annual Reports to Stockholders.

Contact:  NCH Corporation, Dallas, Joe Cleveland, Telephone:  972-438-0224